                                                                 EXHIBIT 99.1


                ACSI REPORTS STRONG IMPROVEMENT IN ACCESS LINES,
                               REVENUE AND EBITDA

ANNAPOLIS JUNCTION, MD, November 5, 1997 - American Communications Services, Inc. ( Nasdaq/NM: ACNS) today announced record revenue and access line growth for the quarter ended September 30, 1997.

Net revenue for the quarter totaled $16.1 million, an increase of 39% over the previous quarter, and a 471% improvement compared with $2.8 million for the quarter ended September 30, 1996. Net loss to common stockholders for the quarter was $32.5 million ($0.90 per share), compared with $14.6 million ($2.18 per share) for the same period a year ago. Earnings before interest, taxes, depreciation and amortization, and non-cash compensation (EBITDA) for the third quarter was ($12.7) million, a 7% improvement over the prior quarter.

Revenue results for the third quarter were driven by increased distribution success, new product introductions and a continuing focus on customer care initiatives. Access line sales for the third quarter were 19,217, a 118% increase over the previous quarter, driving cumulative access line sales to a record total of 28,394 as of September 30, 1997. ACSI's Data/Internet revenue contribution also produced strong third quarter results, as it represented $5.3 million of total revenue for the period.

Jack Reich, President and Chief Executive Officer, said, "I am extremely pleased with our overall financial and operational performance. ACSI's success in offering local services in our target markets clearly demonstrates strong customer demand for choice and innovative product offerings. On the data front, the launch of e*spire, an integrated data service offering, leverages ACSI's significant infrastructure and access capabilities, and further defines our marketing focus on integrated customer solutions."

ACSI's EBITDA performance improved for the third consecutive quarter. Commenting on this, Reich added, "As targeted, we were able to deliver sequential quarterly EBITDA improvement as we continue to implement strict cost control programs, along with the ongoing migration of our customer base to higher margin platforms."

Revenue for the nine months ended September 30, 1997, totaled $35.8 million, up from $5.2 million for the nine months ended September 30, 1996. Net loss to common stockholders for the nine months was $83.2 million ($3.45 per share), compared with $34.5 million ($5.22 per share) for the nine months ended September 30, 1996. EBITDA for the first nine months of 1997 was ($40.8) million compared with ($16.5) million for the nine months ended September 30, 1996.

On October 16, 1997, the Company completed a private placement of $150 million of 12 3/4% Junior Redeemable Preferred Stock which yielded net proceeds of approximately $146.3 million. Dave Piazza, Chief Financial Officer, stated, "These proceeds, in addition to the $247 million of net proceeds previously raised this year, provide ACSI with greater financial flexibility, thereby allowing us to continue to drive performance and increase shareholder value."

Operationally, buildings connected totaled 1,239, a 133% increase over the same period last year, and a 14% increase over the prior quarter. Voice grade equivalent (VGE) circuits grew to 989,285 as of September 30, 1997, representing a 269% increase over September 30, 1996, and a 12% sequential quarterly improvement.

ADDITIONAL HIGHLIGHTS
---------------------
     - Launched e*spire, an integrated data solution
     - Expanded customer base through referral arrangements with two Florida-based Internet service providers, TheNet Digital Services, Inc. and NetRunner, Inc.
     - Grew direct sales force to 178 and increased our agent program to 85, which further enhanced ACSI's distribution excellence

American Communications Services, Inc. provides an alternative to the incumbent local telephone companies, offering dedicated access, local dial tone and advanced data and networking solutions to business customers in markets primarily throughout the southern half of the United States. The Company manages and operates its own local fiber optic networks.

Certain statements regarding the development of the Company businesses, the markets for the Company's services and products, the Company's anticipated capital expenditures, anticipated EBITDA and other statements contained herein regarding matters that are not historical facts, are forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties associated with rapid expansion of operations, the impact of restriction under the Company's financial instruments, effects of competition and regulation, and other factors commonly affecting the telecommunications industry, actual results may differ materially from those expressed or implied by such forward-looking statements. For more information, contact http://www.acsi.net.


AMERICAN COMMUNICATIONS SERVICES, INC.
Financial Highlights (Unaudited)
(in thousands, except per share data and statistical data)


                                 Three Months Ended        Nine Months Ended
                                 ------------------        -----------------
Statement of Operations          9/30/97       9/30/96     9/30/97     9/30/96
-----------------------          -------       -------     -------     -------
Revenues                         $16,055       $2,812      $35,847      $5,239
Cost of Service                   10,642        3,709       28,668       6,052
Selling, General
   & Administrative               18,156        5,674       47,975      16,060
Non-Cash Compensation                500          174        1,324       1,706
Depreciation and Amortization      6,621        2,401       16,077       4,717
Loss From Operations             (19,864)      (9,146)     (58,197)    (23,296)
Interest Income/(Expense), net   (10,100)      (4,551)     (21,443)     (8,560)
Net Loss Before
   Minority Interest             (29,964)     (13,697)     (79,640)    (31,856)
Minority Interest                      0           96            0         353
Net Loss                         (29,964)     (13,601)     (79,640)    (31,503)
Preferred Stock
    Dividends/Accretion            2,489        1,007        3,584       3,024
Net Loss to Common Stockholders  (32,453)     (14,608)     (83,224)    (34,527)
Net Loss per Common Share          (0.90)       (2.18)       (3.45)      (5.22)
Average Number of
   Common Shares Outstanding      36,229        6,704       24,140       6,614
EBITDA                           (12,743)      (6,475)     (40,796)    (16,520)

-------------------------------------------------------------------------------
Selected Statistical Data
-------------------------

Networks in Operation                 32           19
Resale Markets                        32            -
Access Lines                      28,394            -
Total Buildings Connected          1,239          532
Route Miles                          977          543
Fiber Miles                       85,976       32,774
VGE's                            989,285      267,894
Voice Switches Installed               9            -
Data Switches Installed               44            -
Full-Time Employees                  669          272


AMERICAN COMMUNICATIONS SERVICES, INC.
Financial Highlights (Unaudited)
($ in thousands)

Condensed Balance Sheets                         9/30/97       9/30/96
------------------------                         -------       -------
Current Assets                                   239,264       109,278
Net Property, Plant & Equipment                  227,006        96,477
Other                                             34,335         8,785
Total Assets                                     500,605       214,540

Current Liabilities                               24,622        13,280
Long-Term Liabilities                            449,773       204,721
Total Liabilities                                474,395       218,001
Redeemable Preferred Stock and Options            53,793         2,155
Minority Interest                                      0            64
Stockholders Equity (Deficit)                    (27,583)       (5,680)
Total Liabilities
    & Stockholder's Equity (Deficit)             500,605       214,540